Exhibit 10.1
August 25, 2006

Mr. John R. Huff
Oceaneering International, Inc.
11911 FM 529
Houston, TX 77041

Re:	Second Modification to Service Agreement (“Second Modification”)
Dear Mr. Huff:
In order to (a) continue the transition of executive management and corporate leadership to ensure the greatest continuity for Oceaneering International, Inc. (the “Company”) and (b) permit additional time for you and the Company to consider (i) anticipated additional guidance from the Internal Revenue Service on Section 409A of the Internal Revenue Code which addresses “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation and (ii) timely modifications to provisions of the Service Agreement we entered into with you, dated August 15, 2001 and a Modification thereto, dated May 11, 2006 (collectively, the “Agreement”) that provide or may be considered to provide nonqualified deferred compensation that does not meet these specified requirements, the Company and you have agreed that you will continue your employment with the Company through December 31, 2006.
In connection with your extended employment period, the Company proposes to modify the Agreement to reflect our mutual understanding that (i) your employment with the Company and Phase A under the Agreement shall continue through December 31, 2006, and (ii) this extension of employment will not affect the benefits otherwise due you under the Agreement.
To effect these purposes, the following provisions of the Agreement and Annex I thereto shall be modified as set forth below.
1. Section 2(a) of the Agreement shall be modified by replacing the final two sentences thereof with the following:
“Effective May 12, 2006, you shall no longer serve as Chief Executive Officer, but shall continue as an employee of the Company during Agreement Phase A through December 31, 2006. On January 1, 2007, you shall no longer be an employee of the Company.”
2. The Agreement and Annex I thereto shall be modified such that all references to “August 25, 2006” shall be read as “December 31, 2006.”

3. The Agreement and Annex I thereto shall be modified such that all references to “August 26, 2006” in the Agreement shall be read as “January 1, 2007,” except for the reference to “August 16, 2006” in Section 6(a) which shall continue to be read as originally written.
If you agree to the terms set forth in this Second Modification, please sign below and return one copy of this letter to the Company. As always, we appreciate your continued service and loyalty to the Company.

Sincerely,

Oceaneering International, Inc.

BY: /s/ Harris J. Pappas

Harris J. Pappas, Chairman
Compensation Committee of the Board of Directors

Agreed to this 25th day of August, 2006:

/s/ John R. Huff
John R. Huff

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